EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

CONN’S, INC. REPORTS RECORD RETAIL GROSS MARGIN

IN QUARTER ENDED JANUARY 31, 2013

Same store sales up 7% over prior year

Retail gross margin approximates 36.5% for quarter

THE WOODLANDS, TEXAS (February 7, 2013) – Conn’s, Inc. (NASDAQ: CONN), a specialty retailer of home appliances, furniture, mattresses and consumer electronics and provider of consumer credit, today announced its net sales for the three months ended January 31, 2013.

Net sales were $208.4 million for the quarter ended January 31, 2013, an increase of $18.7 million, or 9.9%, over the same period last year. Net sales include total product sales, repair service agreement commissions and service revenues.  Same store sales (sales recorded in stores operated for the entirety of both periods) for the three months ended January 31, 2013 rose 7.0% over the prior period, on top of same store growth of 12.1% a year ago. January same store sales increased 10.0% with same store sales of consumer electronics down 4.8%.

Theodore M. Wright, the Company’s Chairman and CEO commented, “We are pleased to report our sixth consecutive quarterly increase in same store sales. Same store sales increased 7% despite a decline of 11% in same store sales of consumer electronics.  Consumer electronics contributed more gross profit than in the prior fourth quarter as increasing gross margin rates more than offset the decline in sales. Home appliances also performed well this quarter, with same store sales up 12%. Fourth quarter furniture and mattress same store sales rose 40% for a stacked two-year increase of 86%.   We are improving our execution but see many remaining opportunities for growth in furniture and mattress sales.

Our execution of new store openings improved. The average store effectiveness of stores opened in fiscal 2013 exceeded 200% in January – the first full month all were open.  In addition, all new stores were at least 100% effective. Three of the four stores that we opened in the fourth quarter were among our top five stores in January.”

Retail gross margin approximated 36.5% for the quarter ended January 31, 2013, up approximately 700 basis points from the prior-year period. The year-over-year increase in retail gross margin was driven primarily by the 54.1% increase in higher-margin furniture and mattress sales, as well as a favorable shift in mix to higher-margin offerings within each of the product categories.

The following table presents net sales by category, changes in net sales and store count activity for the current and prior-year quarter:

	Three Months ended January 31,						Same store
	2013	% of Total	2012	% of Total	Change	% Change	% change
	(dollars in millions)
Home appliance	$50.4	24.2%	$44.9	23.7%	$5.5	12.2%	11.9%
Furniture and mattress	39.9	19.1	25.9	13.6	14.0	54.1	40.2
Consumer electronic	72.4	34.7	78.1	41.2	(5.7)	(7.3)	(10.5)
Home office	22.6	10.9	19.5	10.3	3.1	15.9	12.6
Other	4.5	2.2	5.1	2.7	(0.6)	(11.8)	(12.7)
Total product sales	189.8	91.1	173.5	91.5	16.3	9.4	5.9

Repair service agreement commissions	15.7	7.5	12.6	6.6	3.1	24.6	22.5
Service revenues	2.9	1.4	3.6	1.9	(0.7)	(19.4)
Total net sales	208.4	100.0%	189.7	100.0%	$18.7	9.9%	7.0%

Number of stores-
Beginning of period	65		71
Opened	4		-
Closed	(1)		(6)
End of period	68		65

The following provides a summary of items influencing the Company’s major product categories during the quarter, compared to the prior-year period:

•	Home appliance average selling price increased 21.5%, partially offset by a 7.3% reduction in unit volume. Laundry sales were up 9.5%, refrigeration sales rose 15.8% and cooking sales increased 18.6%;
•	Furniture unit sales rose 35.4% and the average selling price increased 17.8%;
•	The average mattress selling price increased 35.5% and unit volume was up 3.5%;
•
Consumer electronic sales declined primarily due to reduced industry-wide demand. Sales of televisions with a screen size of over 60 inches rose 39.5% and accounted for almost half of television revenues during the current quarter; and

•	Tablet sales increased 139.3%, partially offset by a reduction in computer unit volume and lower sales of accessory items.

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company’s annual financial statement closing process.  Actual results may differ significantly from the preliminary estimates.

The Company will host a conference call and audio webcast on Wednesday, April 3, 2013, at 10:00 A.M. CT, to discuss its financial results and operating performance for the quarter. The webcast will be available live at ir.Conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating 68 retail locations in Texas, Louisiana, Oklahoma, New Mexico and Arizona. The Company’s primary product categories include:

-	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
-	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom as well as both traditional and specialty mattresses;
-	Consumer electronic, including LCD, LED, 3-D and plasma televisions, Blu-ray players, home theater and video game products, camcorders, digital cameras, and portable audio equipment; and
-	Home office, including computers, tablets, printers and accessories.

Additionally, the Company offers a variety of products on a seasonal basis, including lawn and garden equipment, room air conditioners and outdoor furniture. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Although we believe that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, we can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to continue existing or offer new customer financing programs; changes in the delinquency status of our credit portfolio; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores and the updating of existing stores; technological and market developments and sales trends for our major product offerings; our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and the other risks detailed from time-to-time in our SEC reports, including but not limited to, our Annual Report on Form 10-K for our fiscal year ended January 31, 2012 and our quarterly report on Form 10-Q for the quarter ended October 31, 2012. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

Conn’s, Inc.:
Brian Taylor, (936) 230-5879
Chief Financial Officer
or
Investors:
S.M. Berger & Company
Andrew Berger, (216) 464-6400